Exhibit 4.1

EXECUTION COPY

CSX CORPORATION

Action of Authorized Pricing Officers

March 24, 2008

1.           Pursuant to (i) Section 301 of the Indenture, dated as of August 1, 1990, between CSX Corporation (the “Corporation”) and The Bank of New York Trust Company, N.A., successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank, as trustee (the “Trustee”), as heretofore supplemented and amended (the “Indenture”), (ii) resolutions duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on December 12, 2007 and (iii) the Redelegation of Authority of Oscar Munoz dated March 20, 2008 and the Redelegation of Authority of David A. Boor dated March 19, 2008, in each case authorized by the resolutions referred to in (ii) above, the undersigned officers hereby establish two series (as that term is used in Section 301 of the Indenture) of Securities to be issued under the Indenture, which series of Securities shall have the terms set forth in the Prospectus and the Prospectus Supplement attached as Exhibit A (collectively, the “Prospectus”) and such other or different terms as may be set forth herein.  The titles of the Securities shall be, respectively, the 6.250% Notes due 2015 (the “Notes due 2015”) and the 7.450% Notes due 2038 (the “Notes due 2038” and, together with the Notes due 2015, the “Notes”), and the Notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Terms used herein and not defined shall have the meaning assigned to them in the Indenture or the Prospectus.

2.           The forms and terms of the Notes substantially in the forms of Exhibits B-1 and B-2 attached hereto are hereby approved under the Indenture; and the Chairman, President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Assistant Vice President, Capital Markets, the Treasurer, the Corporate Secretary, any Assistant Corporate Secretary or the Controller of the Corporation are, and each of them with full power to act without the others hereby is, authorized, in the name and on behalf of the Corporation, to execute, manually or by facsimile signature, and in the manner provided in the Indenture, the Notes (and, in addition, to replace lost, stolen, mutilated or destroyed Notes, all as provided in the Indenture) substantially in the form approved hereby, in both temporary and definitive form, with such changes, modifications and insertions therein as the officer executing the Notes shall determine, such determination to be conclusively evidenced by the execution thereof by such officer, all in the manner and form required in, or contemplated by, the Indenture.

3.           The signatures of the officers of the Corporation so authorized to execute the Notes may, but need not be, the facsimile signatures of the current or any future such authorized officers imprinted or otherwise reproduced thereon, the Corporation for such purpose hereby adopting such facsimile signatures as binding upon it, notwithstanding that at the time any Notes shall be authenticated and delivered or disposed of any officer so signing shall have ceased to be such authorized officer.

4.           The form, terms and provisions of the Indenture are hereby ratified and approved.

5.           The form, terms and provisions of the Underwriting Agreement, dated March 24, 2008 (the “Underwriting Agreement”), between the Corporation and the Underwriters named on Schedule II thereto, providing for the issuance and sale of the Notes are hereby approved; and the Chairman, President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, any General Counsel or Assistant General Counsel, the Corporate Secretary, any Assistant Corporate Secretary or the Assistant Vice President, Capital Markets of the Corporation (each an “Authorized Officer” and collectively, the “Authorized Officers”) are, and each of them with full power to act without the others hereby is, authorized and directed to execute and deliver, in the name and on behalf of the Corporation, the Underwriting Agreement with such changes therein as the officer of the Corporation executing the Underwriting Agreement shall approve, the execution thereof by such officer to be conclusive evidence of such approval.

6.           The form and terms of the Prospectus are hereby approved.

7.           The Authorized Officers are, and each of them with full power to act without the others hereby is, authorized and empowered to take all actions, and to execute and deliver any and all documents, in the name and on behalf of the Corporation as such officer or officers shall deem necessary or appropriate to effect or otherwise carry out the foregoing.

8.           Any and all actions heretofore or hereafter taken by any officer or officers of the Corporation within the terms of the foregoing, including without limitation, the filing of a registration statement and amendments, supplements and addenda thereto with the Securities and Exchange Commission with respect to the Notes and other securities which may be issued pursuant to the Indenture, are hereby ratified and confirmed as the act of the Corporation.

9.           The Notes may be authenticated by the Trustee and issued in accordance with the Indenture.

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Dated as of the date first set forth above.

By:	/s/ David H. Baggs
Name: David H. Baggs
Title: Assistant Vice President, Capital Markets

By:	/s/ Michael C. Manabat
Name: Michael C. Manabat
Title: Director, Treasurer Finance

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Exhibit A

Exhibit B-1

Exhibit B-2